SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

STAR GAS PARTNERS, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	06-1437793
(State of incorporation or organization)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT	06902
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A. (d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:        N/A

                                                                                                                                                                                (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

TITLE OF EACH CLASS TO BE SO REGISTERED	NAME OF EACH EXCHANGE ON WHICH EACH CLASS IS TO BE REGISTERED
Rights To Purchase Common Units	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

ITEM. 1. DESCRIPTION OF SECURITIES TO BE REGISTERED.

On April 17, 2001, Star Gas Partners, L.P., a Delaware limited partnership (which we refer to as “we”, “us” or the “Partnership” in this Registration Statement), adopted a unit purchase rights agreement between us and American Stock Transfer & Trust Company, as rights agent (the “Rights Agreement”). Under the Rights Agreement, we have declared a distribution of one right to purchase one Class A common unit for each outstanding common unit, senior subordinated unit, junior subordinated unit and general partner unit of the partnership.

On July 20, 2006, we entered into an Amended and Restated Unit Purchase Rights Agreement (the “Amended Rights Agreement”) in order to reflect the change of our general partner to Kestrel Heat, LLC, the conversion of our subordinated units into common units and related changes to our capital structure that were effected in connection with the recapitalization of the Partnership that was completed as of April 28, 2006.

On June 7, 2007, we entered into a First Amendment to the Amended Rights Agreement (the “Amendment”).

The Amendment amends the definition of “Acquiring Person” to reduce the acquisition threshold from 15% of the outstanding Common Units to 5%. The purpose of the Amendment is to protect the Partnership’s Net Operating Loss Carryforwards (NOLs) for federal income tax purposes by discouraging any person or group from acquiring more than 5% of the Partnership’s issued and outstanding Common Units.

The Amendment also amends the definition of “Exempt Person” to exclude from the definition of Acquiring Person a Person that owned more than 5% of the outstanding Common Units but less than 15% of the outstanding Common Units on the date of the Amendment; provided that after the date of the Amendment such Person, together with such Person’s Affiliates and Associates, does not (A) become the Beneficial Owner of additional Common Units representing one percent (1%) or more of the then outstanding Common Units, in which case such Person shall be deemed to be an Acquiring Person for purposes of the Rights Agreement, or (B) decrease its percentage ownership below five percent (5%) of the then outstanding Common Units, in which case such Person shall no longer be eligible to be excepted from the definition of Acquiring Person). In addition, the Amendment provides that the General Partner or any Affiliate of the General Partner will cease to be an Exempt Person if they acquire Beneficial Ownership of additional Common Units representing, in the aggregate, one percent (1%) or more of the outstanding Common Units after the date of the Amendment.

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ITEM. 2. EXHIBITS.

Exhibit 4.1	Unit Purchase Rights Agreement, dated April 17, 2001 by and between Star Gas Partners, L.P. and American Stock Transfer & Trust Company, including the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A and B, respectively. (Previously filed.)

Exhibit 4.2	First Amendment to Unit Purchase Rights Agreement, dated as of December 2, 2005. (Previously filed.)

Exhibit 4.3	Amended and Restated Unit Purchase Rights Agreement, dated as of July 20, 2006 (Previously filed.)

Exhibit 4.4	First Amendment to Amended and Restated Unit Purchase Rights Agreement dated as of June 7, 2007.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

STAR GAS PARTNERS, L.P.
By: Kestrel Heat LLC, as general partner

Date: June 8, 2007

	By:	/s/ Richard F. Ambury
	Name:	Richard F. Ambury
	Title:	Chief Financial Officer

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EXHIBIT INDEX

Exhibit 4.4	First Amendment to Amended and Restated Unit Purchase Rights Agreement dated as of June 7, 2007.